Exhibit 99.1 Press Contact: Will Thoretz +1 203 517 3119 will.thoretz@isg-one.com Investor Contact: Michael Sherrick +203 517 3104 michael.sherrick@isg-one.com

Information Services Group Announces

Third-Quarter 2024 Results

●	Reports third-quarter GAAP revenues of $61 million
●	Reports third-quarter net income of $1.1 million, GAAP EPS of $0.02 and adjusted EPS of $0.05
●	Reports third-quarter adjusted EBITDA of $7 million
●	Reports strong cash flow from operations of $8.8 million
●	Sells its automation unit on October 1, 2024, for $27 million in cash, with $7 million held in escrow
●	Declares fourth-quarter dividend of $0.045 per share, payable December 20, 2024, to shareholders of record as of December 3, 2024
●	Sets fourth-quarter guidance: revenues between $57 million and $58 million and adjusted EBITDA between $6.0 and $7.0 million

STAMFORD, Conn., November 7, 2024 ― Information Services Group (ISG) (Nasdaq: III), a leading global technology research and advisory firm, today announced its financial results for the third quarter ended September 30, 2024.

“ISG closed the third quarter strong, achieving the top of our updated guidance, with strong operating cash flow in the quarter,” said Michael P. Connors, chairman and CEO. “As we look ahead to 2025, we see signs that client demand in the U.S. is on the rise, including $5 billion of contract value now flowing through ISG Tango™, our digital sourcing platform, up 25 percent sequentially from the second quarter.”

Divestiture of Automation Unit

On October 1, ISG sold its robotic process automation unit to UST, a leading digital transformation solutions company, for $27 million in an all-cash transaction. ISG received $20 million in cash at closing with the remaining $7 million held in escrow, $4 million of which is subject to meeting certain contractual conditions with clients within 90 days and the remaining amount subject to the divested automation unit meeting certain revenue objectives by the end of the first quarter of 2025.

Third-Quarter 2024 Results

Reported revenues for the third quarter were $61.3 million, down 15 percent from $71.8 million in the prior year’s third quarter. Reported revenues were $40.1 million in the Americas, down 5 percent; $16.2 million in Europe, down 27 percent; and $4.9 million in Asia Pacific, down 32 percent, all versus the prior year.

ISG reported third-quarter operating income of $4.3 million, compared with operating income of $6.2 million in the prior year. The firm’s reported third-quarter net income was $1.1 million, compared with net income of $3.2 million in the prior year. Income per fully diluted share was $0.02, compared with income per fully diluted share of $0.06 in the prior year.

Adjusted net income (a non-GAAP measure defined below under “Non-GAAP Financial Measures”) for the third quarter was $2.5 million, or $0.05 per share on a fully diluted basis, compared with adjusted net income of $5.7 million, or $0.11 per share on a fully diluted basis, in the prior year’s third quarter.

Third-quarter adjusted EBITDA (a non-GAAP measure defined below under “Non-GAAP Financial Measures”) was $7.1 million, down 34 percent from the prior-year third quarter. Adjusted EBITDA margin (a non-GAAP measure calculated by dividing adjusted EBITDA by reported revenues) was 11.6 percent, compared with 14.8 percent in the prior year.

Other Financial and Operating Highlights

ISG generated $8.8 million of cash from operations in the third quarter, compared with generating $3.2 million of cash in the third quarter last year. The firm’s cash balance totaled $9.7 million at September 30, 2024, down from $11.8 million at June 30, 2024. During the third quarter, ISG paid down $8.0 million of debt, paid dividends of $2.3 million and repurchased $0.8 million of shares. As of September 30, 2024, ISG had $66.2 million in debt outstanding, down from $79.2 million at the end of last year.

2024 Fourth-Quarter Revenue and Adjusted EBITDA Guidance

“For the fourth quarter, ISG is targeting revenues of between $57 million and $58 million and adjusted EBITDA of between $6.0 million and $7.0 million. We will continue to monitor the macroeconomic environment, including the impact of FX, inflation and other factors, and adjust our business plans accordingly,” said Connors.

Quarterly Dividend

The ISG Board of Directors declared a fourth-quarter dividend of $0.045 per share, payable on December 20, 2024, to shareholders of record as of December 3, 2024.

“ISG remains committed to a disciplined capital allocation strategy that includes reinvesting in our business, managing our debt, returning capital to shareholders in the form of dividends and share repurchases, and supplementing our organic growth with strategic acquisitions to drive long-term shareholder value,” Connors said.

Conference Call

ISG has scheduled a call for 9 a.m., U.S. Eastern Time, November 8, 2024, to discuss the firm’s third-quarter results. The call can be accessed by dialing +1 (800) 715-9871, or, for international callers, by dialing +1 (646) 307-1963. The access code is 8229408. A recording of the conference call will be accessible on ISG’s investor relations page for approximately four weeks following the call.

Forward-Looking Statements

This communication contains “forward-looking statements” which represent the current expectations and beliefs of management of ISG concerning future events and their potential effects. Statements contained herein including words such as “anticipate,” “believe,” “contemplate,” “plan,” “estimate,” “target,” “expect,” “intend,” “will,” “continue,” “should,” “may,” and other similar expressions are “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not guarantees of future results and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Those risks relate to inherent business, economic and competitive uncertainties and contingencies relating to the businesses of ISG and its subsidiaries, including without limitation: (1) the failure to secure new engagements or loss of important clients; (2) the ability to hire and retain enough qualified employees to support operations; (3) the ability to maintain or increase billing and utilization rates; (4) management of growth; (5) the success of expansion internationally; (6) competition; (7) the ability to move the product mix into higher margin businesses; (8) the effect of the divestiture of the automation unit on ISG’s relationships with its customers and suppliers and on its retained business generally; (9) general political and social conditions such as war, political unrest and terrorism; (10) healthcare and benefit cost management; (11) the ability to protect ISG and its subsidiaries’ intellectual property or data and the intellectual property or data of others; (12) currency fluctuations and exchange rate adjustments; (13) the ability to successfully consummate or integrate strategic acquisitions; (14) outbreaks of diseases, including coronavirus, or similar public health threats or fear of such an event; and (15) potential terminations of engagements, delays or reductions in scope by clients. Certain of these and other applicable risks, cautionary statements and factors that could cause actual results to differ from ISG’s forward-looking statements are included in ISG’s filings with the U.S. Securities and Exchange Commission. ISG undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.

Non-GAAP Financial Measures

ISG reports all financial information required in accordance with U.S. generally accepted accounting principles (GAAP). In this release, ISG has presented both GAAP financial results as well as non-GAAP information for the three and nine months ended September 30, 2024 and September 30, 2023. ISG believes that evaluating its ongoing operating results will be enhanced if it discloses certain non-GAAP information. These non-GAAP financial measures exclude non-cash and certain other special charges that many investors believe may obscure the user’s overall understanding of ISG’s current financial performance and the Company’s prospects for the future. ISG believes that these non-GAAP measures provide useful information to investors because they improve the comparability of the financial results between periods and provide for greater transparency of key measures used to evaluate the Company’s performance.

ISG provides adjusted EBITDA (defined as net income, plus interest, taxes, depreciation and amortization, foreign currency transaction gains/losses, non-cash stock compensation, interest accretion associated with contingent consideration, change in contingent consideration, acquisition-related costs, and severance, integration and other expense), adjusted net income (defined as net income, plus amortization of intangible assets, non-cash stock compensation, foreign currency transaction gains/losses, interest accretion associated with contingent consideration, change in contingent consideration, acquisition-related costs, write-off of deferred financing cost and severance, integration and other expense on a tax-adjusted basis), adjusted net income per diluted share, adjusted EBITDA margin, and selected financial data on a constant currency basis which are non-GAAP measures that the Company believes provide useful information to both management and investors by excluding certain expenses and financial implications of foreign currency translations, which management believes are not indicative of ISG’s core operations. These non-GAAP measures are used by ISG to evaluate the Company’s business strategies and management’s performance.

We evaluate our results of operations on both an as reported and a constant currency basis. The constant currency presentation, which is a non-GAAP financial measure, excludes the impact of year-over-year fluctuations in foreign currency exchange rates. We believe providing constant currency information provides valuable supplemental information regarding our results of operations, thereby facilitating period-to-period comparisons of our business performance, and is consistent with how management evaluates the Company’s performance. We calculate constant currency percentages by converting our current and prior periods’ local currency financial results using the same point in time exchange rates and then comparing the adjusted current and prior period results. This calculation may differ from similarly titled measures used by others and, accordingly, the constant currency presentation is not meant to be a substitution for recorded amounts presented in conformity with GAAP, nor should such amounts be considered in isolation.

Management believes this information facilitates comparison of underlying results over time. Non-GAAP financial measures, when presented, are reconciled to the most closely applicable GAAP measure. Non-GAAP measures are provided as additional information and should not be considered in isolation or as a substitute for results prepared in accordance with GAAP. A reconciliation of the forward-looking non-GAAP estimates contained herein to the corresponding GAAP measures is not being provided, due to the unreasonable efforts required to prepare it.

About ISG

ISG (Information Services Group) (Nasdaq: III) is a leading global technology research and advisory firm. A trusted business partner to more than 900 clients, including more than 75 of the world’s top 100 enterprises, ISG is committed to helping corporations, public sector organizations, and service and technology providers achieve operational excellence and faster growth. The firm specializes in digital transformation services, including AI, cloud and data analytics; sourcing advisory; managed governance and risk services; network carrier services; strategy and operations design; change management; market intelligence and technology research and analysis. Founded in 2006, and based in Stamford, Conn., ISG employs 1,600 digital-ready professionals operating in more than 20 countries—a global team known for its innovative thinking, market influence, deep industry and technology expertise, and world-class research and analytical capabilities based on the industry’s most comprehensive marketplace data. For more information, visit www.isg-one.com.

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Information Services Group, Inc.

Condensed Statement of Income and Comprehensive Income

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023

Revenues	$61,277	$71,773	$189,808	$224,868
Operating expenses
Direct costs and expenses for advisors	36,530	43,032	116,484	138,048
Selling, general and administrative	18,855	20,992	63,026	63,992
Depreciation and amortization	1,598	1,526	4,724	4,692
Operating income	4,294	6,223	5,574	18,136
Interest income	222	104	701	285
Interest expense	(1,604)	(1,533)	(4,672)	(4,676)
Foreign currency transaction loss	(30)	(2)	(24)	(40)
Income before taxes	2,882	4,792	1,579	13,705
Income tax (benefit) provision	1,734	1,591	1,782	4,680
Net income (loss)	$1,148	$3,201	$(203)	$9,025

Weighted average shares outstanding:
Basic	48,940	48,711	48,743	48,542
Diluted	50,158	50,257	48,743	50,287

Earnings (loss) per share:
Basic	$0.02	$0.07	$(0.00)	$0.19
Diluted	$0.02	$0.06	$(0.00)	$0.18

Information Services Group, Inc.

Reconciliation from GAAP to Non-GAAP

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023

Net income (loss)	$1,148	$3,201	$(203)	$9,025
Plus:
Interest expense (net of interest income)	1,382	1,429	3,971	4,391
Income taxes	1,734	1,591	1,782	4,680
Depreciation and amortization	1,598	1,526	4,724	4,692
Interest accretion associated with contingent consideration	7	26	66	77
Change in contingent consideration	(2,390)	—	(2,390)	—
Acquisition-related costs (1)	654	99	679	99
Severance, integration and other expense	586	674	4,263	2,016
Foreign currency transaction loss	30	2	24	40
Non-cash stock compensation	2,329	2,098	5,690	6,752
Adjusted EBITDA	$7,078	$10,646	$18,606	$31,772

Net income (loss)	$1,148	$3,201	$(203)	$9,025
Plus:
Non-cash stock compensation	2,329	2,098	5,690	6,752
Intangible amortization	738	769	2,230	2,352
Interest accretion associated with contingent consideration	7	26	66	77
Change in contingent consideration	(2,390)	—	(2,390)	—
Acquisition-related costs (1)	654	99	679	99
Severance, integration and other expense	586	674	4,263	2,016
Write-off of deferred financing costs	—	—	—	379
Foreign currency transaction loss	30	2	24	40
Tax effect (2)	(625)	(1,174)	(3,380)	(3,749)
Adjusted net income	$2,477	$5,695	$6,979	$16,991

Weighted average shares outstanding:
Basic	48,940	48,711	48,743	48,542
Diluted	50,158	50,257	48,743	50,287

Adjusted earnings per share:
Basic	$0.05	$0.12	$0.14	$0.35
Diluted	$0.05	$0.11	$0.14	$0.34

(1)	Consists of expenses from acquisition-related costs and non-cash fair value adjustments on pre-acquisition contract liabilities.
(2)	Marginal tax rate of 32% reflecting U.S. federal income tax rate of 21% plus 11% attributable to U.S states and foreign jurisdictions.

Information Services Group, Inc.

Selected Financial Data

Constant Currency Comparison

		Constant	Three Months Ended		Constant	Three Months Ended
	Three Months Ended	currency	September 30, 2024	Three Months Ended	currency	September 30, 2023
	September 30, 2024	impact	Adjusted	September 30, 2023	impact	Adjusted
Revenue	$61,277	$(326)	$60,951	$71,773	$(4)	$71,769
Operating income	$4,294	$(153)	$4,141	$6,223	$47	$6,270
Adjusted EBITDA	$7,078	$(170)	$6,908	$10,646	$45	$10,691

	Nine Months	Constant	Nine Months Ended	Nine Months	Constant	Nine Months Ended
	Ended	currency	September 30, 2024	Ended	currency	September 30, 2023
	September 30, 2024	impact	Adjusted	September 30, 2023	impact	Adjusted
Revenue	$189,808	$(178)	$189,630	$224,868	$237	$225,105
Operating income	$5,574	$(292)	$5,282	$18,136	$(119)	$18,017
Adjusted EBITDA	$18,606	$(292)	$18,314	$31,772	$(106)	$31,666